Exhibit 23. Consent of KPMG Peat Marwick LLP




                         CONSENT OF INDEPENDENT AUDITORS



   The Board of Directors
   Zoom Telephonics, Inc.


   We consent to incorporation by reference in the registration statement (No. 33-42834) on Form S-8 of Zoom Telephonics, Inc. of our report dated February 18, 1997, relating to the consolidated balance sheets of Zoom Telephonics, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Zoom Telephonics, Inc.




                                                KPMG Peat Marwick LLP




   Boston, Massachusetts
   March 28, 1997